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EXHIBIT 10(Q)
                            TCF FINANCIAL CORPORATION
                   2000 MANAGEMENT INCENTIVE PLAN - EXECUTIVE

1. ELIGIBILITY - Each Participant shall be given a copy of this 2000 Management Incentive Plan for Executives (the "Plan") and required to sign an acknowledgment of its terms. The participants in the Plan are those approved by the Personnel Committee (the "Committee").

2. All participants will be initially evaluated by the Chairman of TCF Financial (the "Chairman") who will forward all recommendations to the Committee for approval. The Committee evaluates the performance of the Chairman. The Committee will consider the diluted Earnings per Share ("EPS") and Return on Average Assets ("ROA") performance and shall also evaluate all other matters it deems appropriate in its sole discretion, subject to limits imposed on such discretion under the Performance-Based Plan. Evaluations will be performed pursuant to the terms of the TCF Performance-Based Compensation Policy for Covered Executive Officers (the "Performance-Based Plan") in the case of Covered Executive Officers (as defined in that Plan).

3. The criteria for awards (subject to paragraph 4) is as follows: The amount of incentive payable to a participant shall be determined by the achievement of EPS financial goals on Exhibit A attached. EPS will be calculated as provided in the Performance-Based Plan, using diluted EPS, rounded to the nearest cent. The bonus percentage shall be calculated, in the case of EPS achievement which falls between goals, by interpolation as follows: The amount by which the EPS achievement exceeds the goal shall be divided by the amount between the EPS goal exceeded and the next EPS goal. The result shall be stated in the form of a percentage which shall be multiplied by the total bonus percentage points between EPS goals. The result shall be added to the bonus percentage corresponding to the EPS goal that was exceeded. In addition, the Committee will determine the ROA of the Company under the Performance-Based Plan and may take this into consideration in determining the bonus to be paid, subject to the limits on their discretion under the Performance-Based Plan in the case of executives who are Covered Executive Officers as defined in that Plan.

4. The Committee may in its discretion, reduce, defer or eliminate the amount of the incentive determined under paragraph 3 of this Agreement for a Covered Executive Officer in the Performance-Based Plan. In addition, for participants who are not subject to the Performance-Based Plan, the Committee may in its discretion increase the amount of the incentive calculated under paragraph 3 of this Agreement. The Committee has authority to make interpretations under this Plan and to approve the calculations under Paragraph
3. Incentive compensation will be paid in cash as soon as possible following approval of awards by the Personnel Committee. Except for Covered Executive Officers, the participant must be employed by TCF Financial (or the same subsidiary as employed by on the date of this Acknowledgment) on the date the incentive is paid in the same job position as the position for which the incentive was earned in order to receive the incentive payment. However, where the participant has transferred to another position within TCF, the Committee may in its discretion determine to pay part, none, or all of the incentive based on any factors the Committee considers to be relevant.

5. The Committee may amend this Plan from time to time as it deems appropriate, except that any such amendment shall be in writing and signed by both TCF Financial and the executive and no amendment may contravene requirements of the Performance-Based Plan. This Plan shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards. The undersigned acknowledges he/she is employed "at will".

6. This Plan is effective for service on or after January 1, 2000, and supersedes and replaces the prior Management Incentive Compensation Plan and any other prior incentive arrangements with respect to executives in this Plan.

                                 ACKNOWLEDGMENT

I have received, read, and acknowledge the terms of the foregoing plan.


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Date                                   Signature



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                        2000 EPS Goals for Executive MIP
                        --------------------------------

EPS(1)              $2.00            $2.15            $2.25            $2.35
% of Salary Bonus     0%              50%             150%              200%

Maximum Bonus = 200%
Bonus percentages will be interpolated between goals.





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(1) Diluted GAAP EPS